[AMERICAN HOME PRODUCTS CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE
MEDIA CONTACT - AHP                          INVESTOR CONTACT - AHP
LOWELL B. WEINER                             THOMAS G. CAVANAGH
973-660-5013                                 973-660-5706


MEDIA CONTACT - MONSANTO
SCARLETT LEE FOSTER
314-694-2883
scarlett.l.foster@monsanto.com


AMERICAN HOME PRODUCTS AND MONSANTO ANNOUNCE PLAN TO COMBINE TO
CREATE $96 BILLION LIFE SCIENCES COMPANY

         MADISON, N.J., AND ST. LOUIS, MO., June 1, 1998 - Monsanto Company (NYSE: MTC) and American Home Products Corporation (NYSE: AHP) today have announced that they have entered into a definitive agreement to combine the two companies in a merger of equals transaction. The combined company would have a market capitalization in excess of $96 billion based on current market prices. The combined life sciences company will have a new name and


                                     -more-
strong global businesses in pharmaceuticals, agriculture, animal health, consumer health care and nutrition, with combined expected sales in 1998 of approximately $23 billion.

         AHP shareholders will retain their shares. Monsanto shareholders will receive 1.15 shares in the new company for each share of Monsanto that they currently own. Monsanto shareowners would own approximately 35 percent of the combined company's shares.

         The combined company's board of directors will consist of 22 members, with representation equally divided between AHP and Monsanto. Monsanto Chairman and Chief Executive Officer Robert B. Shapiro and AHP Chairman, President and Chief Executive Officer John R. Stafford will be co-chairmen and co-CEOs. They will head an office of the chairmen. Members of that group and their current positions are Robert G. Blount, AHP senior executive vice president and chief financial officer; Richard U. De Schutter, Monsanto vice chairman; Robert Essner, AHP executive vice president; and Hendrik A. Verfaillie, Monsanto president.

         Mr. Essner will head the new company's pharmaceutical business; Mr. De Schutter its consumer and nutrition businesses; and Mr. Verfaillie its agricultural and animal health businesses. Mr. Blount will be the new company's chief financial officer. Corporate headquarters will be located in Madison, New

                                     -more-

Jersey. The new company's agricultural business will be headquartered in St. Louis, Missouri; the pharmaceutical business headquartered in Radnor, Pennsylvania; the consumer health care and nutrition business headquartered in Chicago, Illinois.

         "This new company is based on growth and opportunity. We're committed to cutting edge science, to developing and marketing great products, and to a philosophy of growth and value," said Mr. Stafford.

         Mr. Shapiro stated, "Our new company is designed to be successful in the face of continued consolidation and increasing worldwide competition in the life sciences. We will have the scientific depth, global marketing capabilities and financial resources to take greater advantage of the opportunities before us and to bring innovative new products to market faster."

         As a result of the merger, the companies expect to realize on an annual basis between $1.25 billion and $1.5 billion in cost savings from synergies and cost avoidance within three years from the closing. From the standpoint of AHP's earnings, assuming the merger is consummated by year end 1998 and after synergies and cost savings, earnings per share are anticipated to be diluted by up to 15 percent in the first year, by a lesser amount in 2000, and accretive thereafter.

         The transaction is subject to approval by both companies' shareowners,

                                     -more-
normal governmental reviews and other customary conditions. The merger is intended to qualify as a tax-free reorganization and to be accounted for on a pooling of interests basis.

         Monsanto is a life sciences company, committed to finding solutions to the growing global needs for food and health by applying advanced bioscience and biotechnology to agriculture, nutrition and health. It makes and manufactures high-value agricultural products, pharmaceuticals and food ingredients.

         AHP is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products and animal health care.



         This news release contains certain forward-looking statements, including, among other things, statements regarding each company's results of operations and expected cost savings and earnings per share effects. These forward-looking statements are based on current expectations, but actual results may differ materially from anticipated future events or results. Certain factors which could cause each company's actual results to differ materially from expected and historical results are described in AHP's and Monsanto's periodic reports filed with the Securiities and Exchange Commission, including Monsanto's and AHP's 1997 annual reports and Forms 10-K and Exhibits 99 thereto, respectively.

         This announcement is not an offer to sell nor a solicitation to buy any securities. The offering with respect to the proposed merger will be made only by the proxy statement/prospectus that will be distributed to shareowners in connection with their consideration of the transaction.


                                     ######